Executed Term Sheet	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 August 2, 2010

$3,000,000 6 month 20.25% per annum (approximately 10.125% for the term of the securities) Callable Yield Notes due February 9, 2011 Linked to the Performance of Genworth Financial Inc.

Issuer:		Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch

Principal Amount:		USD 3,000,000

Underlyings:	Reference Shares	Ticker	Initial Share Price	Knock-In Level
	Genworth Financial Inc.	GNW UW <Equity>	13.67	8.89

Trade Date:		August 2, 2010

Issue Date:		August 9, 2010

Valuation Date:		February 2, 2011†

Maturity Date:		February 9, 2011†

Offering Price:		$1,000 per security (100%).

Initial Share Price:		13.67

Final Share Price:		The closing share price of the Reference Shares on the Valuation Date. The Final Share Price for the Reference Shares is subject to adjustment as described in the product supplement.

Interest Rate:		20.25% per annum (approximately 10.125% for the term of the securities), calculated on a 30/360 basis.

Interest Payment Dates:

Unless redeemed earlier, interest will be paid in arrears on September 9, 2010, October 12, 2010, November 9, 2010, December 9, 2010, January 10, 2011 and the maturity date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Early Redemption:

The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date occurring on or after September 9, 2010, upon at least 5 business days notice at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Knock-In Level:		The Knock-In Level for the Reference Shares is as set forth in the table above.

Knock-In Event:		If the closing share price of the Reference Shares reaches or falls below the Knock-In Level on the Valuation Date.

Redemption Amount:

The Redemption Amount an investor will be entitled to receive will depend on the performance of the Reference Shares and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

 •    If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Reference Share Return. In this case, the maximum Redemption Amount will equal the principal amount of the securities. In this case, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.

• If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.

Any payment an investor will be entitled to receive at maturity is subject to the Issuer’s ability to pay its obligations as they become due.

Reference Share Return:		The Reference Share Return will be calculated as follows:
	Final Share Price – Initial Share Price Initial Share Price		; subject to a maximum of zero

Share Adjustment Factor:		The Share Adjustment Factor will initially be set at 1.0, subject to adjustment for anti-dilution events, as described in the accompanying product supplement.

Calculation Agent:		Credit Suisse International

Form and Denomination:		Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Listing:		The securities will not be listed on any securities exchange.

CUSIP and ISIN:		22546EYL2 and US22546EYL28

Underwriting Discounts and Commissions:		1.00% or $10.00 per $1,000 security.

† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.” Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of the product supplement.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Product Supplement No. U-I dated July 23, 2010, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.

August 2, 2010